Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 5, 2017

Seanergy Maritime Holdings Corp.
16 Grigoriou Lambraki Street
166 74 Glyfada
 Athens, Greece

Re: Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the "Company"), in connection with the Company's Post-Effective Amendment No. 2 to Form F-1 on Form F-3 (the "Amendment"), which relates to Registration Statements with File No. 333-214322 and File No. 333-214967 (as amended or supplemented, the "Registration Statements"), as filed with the U.S. Securities and Exchange Commission (the "Commission") on May 5, 2017 with respect to the public offering of the Company's common shares, par value $0.0001 per share.

In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statements, the Amendment and the prospectus contained in the Amendment. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Amendment and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the section entitled "Tax Considerations," we hereby confirm that the opinions of Seward & Kissel LLP and discussions of United States federal income tax matters and Marshall Islands tax matters expressed in the Amendment in the section entitled "Tax Considerations" accurately state our views as to the tax matters discussed therein.

Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements, and to each reference to us and the discussions of advice provided by us in the section entitled "Tax Considerations" in the Registration Statements, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statements.

Very truly yours, /s/ Seward & Kissel LLP